EXHIBIT 10.7
------------

                  PATENT AND TECHNOLOGY LICENSE AGREEMENT


      This PATENT AND TECHNOLOGY LICENSE AGREEMENT (this "Agreement") is made as of this 4th day of September 1998 by and between ACCUMED
INTERNATIONAL, INC., a Delaware corporation ("ACCUMED"), and INPATH, LLC, a Delaware limited liability company ("LICENSEE").

      WHEREAS, ACCUMED, by reason of an assignment from certain individual inventors, has the right to grant patent licenses under certain "Patents" (as defined in Section 1);

      WHEREAS, ACCUMED owns certain "Technology" (as defined in Section 1) comprised of, among other things, valuable trade secrets and know-how and, accordingly, has the right to grant licenses under the same; and

      WHEREAS, LICENSEE wishes to obtain a license under the Patents and under the Technology upon and subject to the terms and conditions hereinafter set forth.

      NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, ACCUMED and LICENSEE hereby agree as follows:


                                 SECTION 1

                                DEFINITIONS

      The following capitalized terms used in this Agreement shall have the respective meanings ascribed to them below in this Section unless otherwise expressly defined in this Agreement (such definitions shall be equally applicable to both the singular and plural forms of the defined terms). The words "hereof," "herein" and "hereunder" and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

      "ACCUMED" has the meaning set forth in the introductory paragraph of this Agreement.

      "Accumed Improvement" means any redesign, enhancement, or modification, of the Licensed Products, whether or not patentable, developed by ACCUMED or any third party on ACCUMED's behalf.

      "Affiliated Person" means, (i) with respect to an individual, (a) each other member of such individual's family; (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's family; (c) any Person in which such individual or members of such individual's family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which such individual or one or more members of such individual's family serves as a director, officer, manager, partner, executor, or trustee (or in a similar capacity); and (ii) with respect to a specified Person other than an individual, (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, officer, manager, partner, executor, or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a Material Interest; (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (f) any Affiliated Person of any individual described in clause (b) or (c).



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      "ACCUMED's Protected Business" has the meaning set forth in Section
6.2.

      "Claim" means a patent claim made in a pending patent application or in an issued patent.

      "Copyrighted Work" means ACCUMED's copyrighted works which relate to the Patent Rights or Technology and which are delivered to and accepted by LICENSEE pursuant to Section 2.7.

      "Foreign Patents" means, collectively, the letters patent, if any, covering Claims of the U.S. Patents which are applied for by ACCUMED or issued to ACCUMED in a country other than the United States, subject to the provisions of Section 5.1 governing the prosecution thereof.

      "Guaranteed License Issue Fee" has the meaning set forth in Section
3. 1.

      "Licensed Product" means any device, apparatus, instrument, equipment, consumables, data, system, or component thereof, or method or process or embodiments thereof which are covered by the LICENSEE Protected Business or which are covered by the Claims of the Patents or the subject matter of the Technology.

      "LICENSEE" has the meaning set forth in the introductory paragraph of this Agreement.

      "LICENSEE Improvement" means any redesign, enhancement, or modification, of the Licensed Products, whether or not patentable, developed by LICENSEE or any third party on LICENSEE's behalf

      "LICENSEE's Protected Business" has the meaning set forth in Section
6.2.

      "Material Interest" means direct or indirect beneficial ownership of voting securities or other voting interests representing more than 5% of the outstanding voting power of a Person or equity securities or other equity interests representing more than 5% of the outstanding equity securities or equity interests in a Person.

      "Minimum Guaranteed Payment" has the meaning set forth in Section
3.2.

      "Non-Cancellation Period" has the meaning set forth in Section 9.3.

      "Non-Competition Agreement" means that certain Non-Competition and Confidentiality Agreement of even date herewith made by Peter P. Gombrich in favor of ACCUMED.

      "Outside Country" has the meaning set forth in Section 5.1.

      "Patents" means, collectively, the U.S. Patents and the Foreign
Patents.

      "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, governmental authority, or any other entity.

      "Proprietary Information" has the meaning set forth in Section 6.1.

      "Related Party" means Peter P. Gombrich or any other party to a Related Party Agreement.

      "Related Party Agreements" means, collectively, this Agreement, the Settlement Agreement, the Non-Competition Agreement, and the other agreements, documents, and instruments executed and delivered in connection therewith.

      "Required Royalty" has the meaning set forth in Section 3.2.

      "Sales" means the gross amount of all sales, revenues, receipts, cash, monies, fees, other amounts invoiced or collected by LICENSEE (whether on its own or through its distributors or agents) in any currency or denominations (whether in cash or by way of other benefit, advantage, or concession (in which case the applicable revenue will be the monetary equivalent or value of same)) from the manufacture, use, sale, offer to sell, rental, lease or other transfer of any Licensed Product.

      "SAMBA Transaction" has the meaning set forth in Section 6.2.

      "Settlement Agreement" means that certain Settlement Agreement of even date herewith among Peter P. Gombrich, ACCUMED, and LICENSEE.

      "Technology" means product designs, models, prototypes, schematics, copyrighted works, know-how, technical information, and trade secrets (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), manufacturing and production processes and techniques, research and development information, drawings, blue prints, specifications, designs, bills of material, computer software, and documentation), and embodiments thereof (in whatever form or medium) of ACCUMED which directly relate to "collection," "imaging," or "analysis" as defined in the next sentence. For the purposes of this definition, (i) "collection" means collection which involves the use of any apparatus, device, consumable, method, or process that conveys a priori information in connection with the specimen or sample collection process, whether or not used in conjunction with any collection device capable of conveying a priori information, (ii) "imaging" means imaging or optical sensing which involves the use of (a) fluorescence, (b) spectral (including color, amplitude, or ratio spectrometry) measurement from an imaging sensor, or (c) the detection of abnormal tissue by the application of a chemical or pharmaceutical agent, and (iii) "analysis" means analysis which involves any apparatus, device, consumable, method, or process using "imaging" (as defined in clause (ii)) information to select tissue or patients in need of point-of-care follow-up including therapy or if it involves any collection, sampling, screening, or diagnosis based upon "imaging" (as defined in clause (ii)).

      "Termination Default" has the meaning set forth in Section 8.1.

      "Territory" means the United States and any other country throughout the world.

      "U.S. Patents" means (i) the Application for Letters Patent identified as Case No. 96,242 titled "A Method and Apparatus for Imaging and Sampling Diseased Tissue Using Autofluorescence" as filed under United States Patent Application Serial No. 08/845,261 on April 23, 1997, (ii) Case No. 96,242-A, which is a continuation in part thereof, as filed under United States Patent Application Serial No. 08/951,018 on October 15, 1997,
(iii) the continuations, continuations-in-part or divisions thereof, (iv) the letters patent issuing therefrom by the United States Patent and Trademark Office, and (v) the extensions, renewals or reissues of such letters patent.


                                 SECTION 2

                     LICENSE OF PATENTS AND TECHNOLOGY

      2.1 GRANT OF LICENSE IN PATENTS. ACCUMED hereby grants to LICENSEE, and LICENSEE accepts from ACCUMED, an exclusive, non-transferable, non-divisible license to make, have, made, use, offer to sell, and sell Licensed Products covered by the Claims of the Patents throughout the Territory on the terms and provisions hereof.

      2.2 GRANT OF LICENSE IN TECHNOLOGY. ACCUMED hereby grants to LICENSEE, and LICENSEE accepts from ACCUMED, an exclusive, non-transferable, non-divisible license to make, have made, use, offer to sell, and sell Licensed Products covered by the subject matter of the Technology throughout the Territory on the terms and provisions hereof.

      2.3 GRANT OF LICENSE IN COPYRIGHTS. ACCUMED hereby grants to LICENSEE, and LICENSEE accepts from ACCUMED, an exclusive, nontransferable, non-divisible license to use and copy the Copyrighted Works on the terms and provisions hereof.

      2.4 SCOPE OF GRANT. The licenses in the Patents, the Technology, and the Copyrighted Works granted hereunder are not transferable (except as expressly permitted by Section 10.8) and no right to sublicense is extended by this Agreement. LICENSEE acknowledges that no license or right is hereby granted by implication, estoppel, or otherwise, under any patent or patent right, know-how, or trade secret not expressly identified in this Agreement. LICENSEE shall not make, have made, use, offer to sell, sell, or otherwise commercially exploit any Licensed Products outside the scope of the licenses granted hereunder. ACCUMED reserves all rights not expressly granted herein. The license in the Copyrighted Works granted hereunder shall be coincident and coterminous with the licenses in the Patents and the Technology hereunder. Without limiting the foregoing, the licenses granted hereunder shall not be interpreted to limit or derogate ACCUMED's right or ability to make, have made, use, offer to sell, sell, or to otherwise commercially exploit for its own benefit the Patents, the Technology, and the Copyrighted Works in any manner in connection with any products, systems, or processes within the scope of the definition of, and coincident to LICENSEE' s restrictions with respect to, "ACCUMED's Protected Business" under and as defined in Section 6. 1.

      2.5 IMPROVEMENTS. LICENSEE Improvements will be owned by LICENSEE. ACCUMED Improvements will be owned by ACCUMED. LICENSEE hereby grants to ACCUMED a non-exclusive license to use LICENSEE Improvements outside the scope of the LICENSEE Protected Business, solely to the extent LICENSEE shall have rights therein and coterminous with the licenses granted to LICENSEE hereunder. ACCUMED Improvements shall be covered by the license grants under this Agreement solely to the extent ACCUMED shall have rights therein and solely to the extent necessary to enable LICENSEE to manufacture, use, and sell Licensed Products in accordance with this Agreement (e.g. if ACCUMED develops an ACCUMED Improvement and obtains a patent thereon which would otherwise block LICENSEE's ability to manufacture, use, and sell Licensed Products in accordance with this Agreement, then the license grants hereunder shall include such patent, whereas if such ACCUMED Improvement patent would not otherwise block LICENSEE's rights hereunder, such ACCUMED Improvement patent will not be covered by the license grants under this Agreement). Each party shall keep the other party fully apprised of any improvements it may develop for the Licensed Product and shall give the other party prompt written notice of any of the same, which shall be given, in any event, not later than ten
(10) business days after such party becomes aware of the same.

      2.6 DUTY TO MARKET. LICENSEE hereby covenants and agrees that during the term of this Agreement it will use its best efforts to design, develop, manufacture, sell, market, and support the Licensed Products.

      2.7 DULY TO DELIVER DOCUMENTATION. ACCUMED shall at its sole cost and expense, within forty-five (45) days after execution of this Agreement by LICENSEE, deliver to LICENSEE a tangible and/or electronic copy of all of ACCUMED's documentation of the Patents and the Technology.

                                 SECTION 3

                      ROYALTIES, RECORDS, AND REPORTS

      3.1 GUARANTEED LICENSE ISSUE FEE. LICENSEE shall pay ACCUMED a guaranteed license issue fee equal to Five Hundred Thousand Dollars ($500,000) (the "Guaranteed License Issue Fee"), of which One Hundred Thousand Dollars ($100,000) shall be payable by LICENSEE to ACCUMED on the date hereof (and shall be a condition precedent to the effectiveness of the license grants hereunder) and the remainder of which shall be payable in quarterly installments in accordance with the following payment schedule:

            One Hundred Thousand Dollars ($100,000) on December 4, 1998;

            One Hundred Thousand Dollars ($100,000) on March 4, 1999;

            One Hundred Thousand Dollars ($100,000) on June 4, 1999; and

            One Hundred Thousand Dollars ($100,000) on September 4, 1999.

The Guaranteed License Issue Fee shall be deemed to be a license issue fee and shall neither be (i) refundable nor (ii) (except as expressly provided in paragraph (b) of Section 5.1, in Section 5.2, and in Section 5.3) in any circumstance credited or recoupable against any of the Required Royalty payments due ACCUMED under this Agreement.

      3.2 REQUIRED ROYALTY; MINIMUM GUARANTEED PAYMENTS. For the rights and privileges granted to LICENSEE under this Agreement, LICENSEE (subject to paragraph (b) of Section 5.1, Section 5.2, and Section 5.3) shall pay to ACCUMED from and after the date hereof until the licenses hereunder are terminated in accordance with this Agreement, a royalty rate equal to seven percent (7%) of all Sales of any Licensed Product (the "Required Royalty"). A product is considered subject to a Sale hereunder when invoiced or when payment is collected, whichever shall occur first. Notwithstanding the amount of any Sales or Required Royalty, LICENSEE shall pay ACCUMED the minimum guaranteed payments in accordance with the schedule set forth below (the "Minimum Guaranteed Payments"). The Minimum Guaranteed Payments paid by LICENSEE to ACCUMED with respect to the royalty period from and after the second (2nd) anniversary of this Agreement shall be credited and recoupable against Required Royalty payments accruing hereunder with respect to the same royalty period.

                       MINIMUM
ROYALTY                GUARANTEED
PERIOD                 PAYMENTS                 MINIMUM INSTALLMENTS
-------                ----------               --------------------

from the first         $1,000,000               payable in installments
anniversary of                                  of $500,000 each on
the date hereof                                 September 4, 1999 and
                                                on March 4, 2000

from the second        $1,000,000               payable in quarterly
anniversary of                                  installments of $250,000
the date hereof                                 each on September 4, 2000,
through the                                     on December 4, 2000, on
third anniversary                               March 4, 2000, on March 4,
of the date hereof                              2001, and on June 4, 2001



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ROYALTY
PERIOD                 PAYMENTS                 MINIMUM INSTALLMENTS
-------                ----------               --------------------

from the third         $1,500,000               payable in quarterly
anniversary of                                  installments of $375,000
the date hereof                                 each on September 4, 2001,
through the fifth                               on December 4, 2001, on
anniversary of                                  March 4, 2002, on June 4,
the date hereof                                 2002, on September 4,
                                                2002, on December 4, 2002
                                                on March 4, 2003, and on
                                                June 4, 2003

from the fifth         $2,000,000               payable in quarterly
anniversary of the                              installments of $500,000
date hereof through                             each on each September 4,
the sixth anniversary                           December 4, March 4, and
of the date hereof and                          June 4 of each year
for each one year period
ending on the anniversary
dates thereafter


      3.3 SCOPE OF ROYALTY. Sales subject to royalty shall not in any way be limited by territorial limitations or by the source of those revenues, and will include any revenues which LICENSEE directs to be paid to any other Person. The calculation of Sales will be carried out in accordance with generally accepted accounting principles applied on a consistent basis. LICENSEE will take all reasonable and prudent steps necessary to collect monies payable on account of Licensed Products.

      3.4 AFFILIATED PERSON SALES. If LICENSEE sells, rents, or offers for use a Licensed Product or otherwise makes a Sale to any Affiliated Person, then the Sales with respect thereto shall be the price or terms at which LICENSEE should have made the same Licensed Product available to a bona fide third party on an arms length basis. No deductions or allowances whatsoever shall be made for collections, or for commissions to LICENSEE's employees, officers, or directors or any other Affiliated Person.

      3.5 PERIOD REPORTS. LICENSEE, on the first day of each calendar quarter, beginning with the calendar quarter in which LICENSEE commences any actual Sales of Licensed Products, shall deliver to ACCUMED a true and accurate written report certified by LICENSEE's chief financial officer of all of its Sales activities relating to the Licensed Product for the immediately preceding calendar quarter to facilitate the proper computation of the Required Royalty and Minimum Guaranteed Payments. These reports shall include the following:

            (a) true and correct copies of all current product catalogues and price lists of LICENSEE;

            (b) identification of the quantity and type of any Licensed Products sold, leased or rented upon which royalties are due;

            (c)   gross receipts for such sale, lease or rental; and

            (d)   royalty due ACCUMED.

In addition to the periodic reports described above, LICENSEE shall provide ACCUMED with copies of LICENSEE's annual audited financial statements within one hundred twenty (120) days after the end of LICENSEE's fiscal year.



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      3.6   FINANCIAL RECORDS. LICENSEE shall keep full, true, and accurate books of account containing all particulars which may be necessary for the purpose of showing the royalty amounts payable to ACCUMED hereunder. These books of account shall be kept by LICENSEE at the usual place where its other books are kept. These books and their supporting data will be open at reasonable times, for a period of three (3) years following the end of the calendar year to which they pertain, for inspection by an independent certified public accountant retained by ACCUMED for the purpose of verifying LICENSEE's royalty statements or LICENSEE's compliance with other provisions of this Agreement pursuant to Section 3.7. LICENSEE shall prepare or cause the preparation of annual audited financial statements for the purposes of reporting under Section 3.5.

      3.7 AUDIT RIGHTS. ACCUMED shall have the right to have periodic audits of LICENSEE performed on not less than fifteen (15) days' advance written notice by ACCUMED to LICENSEE for the purposes of verifying royalty payments under this Agreement. ACCUMED shall be permitted to perform such audits not more often than once in any calendar year. ACCUMED may, in its discretion, retain the services of an independent certified public accountant to perform any such audit. ACCUMED shall pay for the services of any such independent certified public accountant, except as provided in this Section below. ACCUMED will notify LICENSEE if ACCUMED's independent certified public accountant determines that LICENSEE has understated the royalties due ACCUMED by five percent (5%) or more over a calendar quarter (a "Royalty Understatement"). If LICENSEE notifies ACCUMED within fifteen
(15) days of such notice that LICENSEE's own independent certified public accountant disputes the determination of ACCUMED's certified public accountant as to any Royalty Understatement (a "LICENSEE Dispute Notice"), then the parties shall mutually designate a third independent certified public accountant to audit the royalty payments hereunder. The determination of such third accountant shall be binding on the parties. If LICENSEE does not make a LICENSEE Dispute Notice or if any such third accountant also determines that there has been a Royalty Understatement, then LICENSEE shall pay to ACCUMED, within fifteen (15) days after notice of a Royalty Understatement by ACCUMED or such third accountant, as applicable, (i) the balance of such Royalty Understatement as determined by ACCUMED's accountant, but if there is a third accountant, as determined by such third accountant, (ii) a penalty fee equal to five percent (5%) of any such Royalty Understatement plus interest thereon at a rate equal to one percent (1%) per month or such lesser amount as required by law, computed from the day on which such royalties were due and owing to ACCUMED, and
(iii) the reasonable fees of ACCUMED's accountant for its services and, if applicable, any third accountant for its services. If any such third accountant determines that there has not been a Royalty Understatement, then ACCUMED shall pay for the services of such third accountant.

      3.8 INTEREST. LICENSEE shall pay ACCUMED interest on all royalty amounts which are past due under this Agreement at an interest rate equal to one percent (1%) per month (or such lesser amount as required by law). Interest under this Section shall be computed from the day the royalty amounts are due and payable under this Agreement.

      3.9 CURRENCY. All payments from LICENSEE to ACCUMED shall be in U.S. dollars (U.S.$), unless LICENSEE has been paid by any purchaser of the Licensed Products in some other currency and ACCUMED elects to be paid by LICENSEE with regard to that transaction in the same currency.

      3.10 TAXES. The payment to ACCUMED of the royalties, fees, compensation, and other payments provided for in this Agreement shall be free of any taxes, charges, or remittance fees, whether levied by the federal, state, or municipal governments in the Territory, or by other authorities, except for such income tax which may be expressly required by the laws of the governments in the Territory to be paid for the account of ACCUMED. The payment of any such income taxes levied upon or withheld from royalties, fees, compensations, or other payments due to ACCUMED, and the filing of any information or tax returns with respect thereto, shall be the responsibility of LICENSEE, who shall be liable to ACCUMED with respect to any amounts, fines, or penalties arising out of or resulting from any failure, delay, or error in discharging the aforesaid obligation.


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                                 SECTION 4

                           VALIDITY AND MARKING

      4.1 VALIDITY. If LICENSEE or another challenges the validity of any of the Patents once issued, LICENSEE agrees and is obligated to continue paying all royalties due before such time as a final determination of invalidity and during the pendency of any such validity challenge, and LICENSEE is not entitled to any refund or credit for any such past royalty or Guaranteed License Issue Fee or Guaranteed Minimum Payments. If LICENSEE challenges the validity of any of the Patents, LICENSEE agrees to pay ACCUMED's reasonable attorneys fees and all associated costs in defending such action, unless all of the Claims of each challenged patent are held invalid or unenforceable. LICENSEE agrees and is obligated to continue paying royalty payments during the pendency of any challenge to the validity of any of the Patents. If final judgments that are beyond further right of appeal are entered which finally invalidate all issued Patents, thereafter LICENSEE's sole remedy shall be the reduction in the rate of the Required Royalty in accordance with Section 9.2; and LICENSEE shall continue thereafter to be obligated to pay such reduced Required Royalty and any unpaid Guaranteed License Issue Fees and any unpaid Guaranteed Minimum Payments. LICENSEE shall not challenge the validity of any of the Technology or the Copyrighted Works.

      4.2 MARKING. If any Patent issues, LICENSEE shall mark all Licensed Products covered by the Claims of such Patent with the following statement, with the bracketed language completed, as appropriate, or, if any Foreign Patent issues, such other similar statement as may be required under the laws applicable to the marking of any such Foreign Patent:

            "Licensed by InPath, LLC under one or more of the following patents: United States Patent Nos. [insert the applicable patent numbers for the Patents which have issued]."


                                 SECTION 5

                 PROSECUTION; PROTECTION; AND INFRINGEMENT

      5.1   PROSECUTION AND PROTECTION.

            (a) ACCUMED shall diligently and in a commercially reasonable manner prosecute the application for and the issuance of the U.S. Patents and Foreign Patents in Canada and the European Community. ACCUMED shall have authority, in its discretion, to decide whether to prosecute the application for and the issuance of Foreign. Patents in countries other than those described in the first sentence of this paragraph (the "Outside Countries"). If ACCUMED shall elect to prosecute a Foreign Patent in an Outside Country under this Section, it shall be at the sole cost and expense of ACCUMED.

            (b) LICENSEE shall notify ACCUMED in writing of LICENSEE's sale of Licensed Products in any Outside Country upon or prior to the date on which LICENSEE first sells Licensed Products in such Outside Country. If a Foreign Patent shall not already be pending or issued in such Outside Country, ACCUMED shall have twenty-one (21) days from such written notice to notify LICENSEE in writing whether or not ACCUMED will commence the prosecution of a Foreign Patent in such Outside Country. If ACCUMED elects, in such notice, to prosecute a Foreign Patent in such Outside Country, ACCUMED will promptly commence the prosecution thereof. If ACCUMED elects, in such notice, not to prosecute a Foreign Patent in such Outside Country or if ACCUMED fails to make a timely election, then LICENSEE may elect to prosecute such Foreign Patent, at LICENSEE's sole cost and expense, for and on behalf of and in the name of ACCUMED. LICENSEE may deduct all reasonable out-of-pocket costs and expenses, including without limitation, attorneys' fees and filing costs, incurred by LICENSEE for its prosecution (in accordance its election under with this paragraph) of Foreign Patents in any Outside Country from the Required Royalties (but not the Guaranteed License Issue Fee or any Minimum Guaranteed Payments) applicable to that Outside Country under Section 3.2. ACCUMED will provide to LICENSEE all information, papers, instruments or affidavits required to apply for and obtain Foreign Patents in ACCUMED's name and will provide reasonable assistance to LICENSEE in LICENSEE's efforts to prosecute any Foreign Patents in accordance with its election under this paragraph. Any such Foreign Patents prosecuted by LICENSEE for and on behalf of ACCUMED shall be the sole and exclusive property of ACCUMED, but LICENSEE shall be granted a license thereunder coincident with the grant under Section 2.1 for all Foreign Patents.

            (c) Except as provided in this Section, for and on behalf of ACCUMED, LICENSEE shall not prosecute any letters patent in any foreign country covering any of the Claims of the U.S. Patents or any Foreign Patents. As requested by ACCUMED from time to time, LICENSEE shall provide reasonable assistance to ACCUMED (at ACCUMED's sole cost and expense for the U.S. Patents and the Foreign Patents in Canada and the European Community but otherwise at the equal cost and expense of ACCUMED and LICENSEE or LICENSEE's sole expense as determined in accordance with paragraph (b) of this Section) in ACCUMED's prosecution of the Patents in accordance with this Section. ACCUMED shall maintain any issued Patents in a commercially reasonable manner. ACCUMED shall use commercially reasonable efforts to maintain the secrecy of its trade secrets comprising any of the Technology. To the extent LICENSEE becomes aware of any matters or events which may affect the validity of the Patents or protection of the Technology, LICENSEE shall inform ACCUMED of such matters or events within ten (10) business days after LICENSEE becomes aware of any such matter's or events.

            (d) Nothing in this Section shall (i) require either ACCUMED or LICENSEE to prosecute patents in any Outside Country or (ii) restrict LICENSEE from exercising its exclusive license rights under this Agreement in any Outside Country or throughout the Territory, regardless of whether LICENSEE or ACCUMED elects to prosecute any application for Foreign Patents therein.

      5.2 INFRINGEMENT BY THIRD PARTIES. Each party shall inform the other party of any infringement or suspected infringement of the Patents or infringement (including any misappropriation) of the Technology of which such party becomes aware within ten (10) business days after such party becomes aware of any such infringement or suspected infringement. For a period of thirty (30) days after receipt by ACCUMED of, or ACCUMED's sending of, such notice of infringement, ACCUMED will have the exclusive right to commence an action and otherwise assert rights in the Patents and the Technology against any such infringers or suspected infringers and pertain all proceeds of such action or proceeding brought by it and will have the right at its, sole discretion to make any settlement or compromise with the third-party infringer. If ACCUMED shall elect to prosecute any such infringer, LICENSEE shall take such steps as are reasonably requested by ACCUMED to enable it to protect its rights under the Patents and under the Technology against any such infringement or suspected infringement. If
(i) ACCUMED fails to commence an action or otherwise assert its rights in the Patents and the Technology against any such infringers or suspected infringers within such thirty (30) day period and (ii) LICENSEE provides ACCUMED with the opinion of patent counsel mutually acceptable to the parties stating that there is a likelihood of infringement or misappropriation by such suspected infringers (an "Infringement Opinion"), then LICENSEE may bring an action or proceeding (including any alternative dispute resolution process) to enjoin the infringement, to recover damages for it, or both and ACCUMED grants LICENSEE the right to use ACCUMED's name in connection therewith and will have the right at LICENSEE's sole discretion to make any settlement or compromise with the third-party infringer, in accordance with and subject to the provisions set forth below. If an Infringement Opinion is delivered to ACCUMED and, accordingly, LICENSEE is permitted to bring such action, then LICENSEE may elect to deduct a percentage of its out-of-pocket costs and expenses (but otherwise will bear all other costs and expenses), which includes without limitation court costs and attorneys' fees for such action up to a maximum deduction of fifty percent (the "Fee Percentage") and shall notify ACCUMED of such election and the applicable Fee Percentage when the Infringement Opinion is delivered by LICENSEE to ACCUMED. LICENSEE shall be permitted to deduct from future Guaranteed License Issue Fees, Minimum Guaranteed Payments, and Required Royalties, as they become due under this Agreement, that portion of its out-of-pocket expenses in an amount equal to the Fee Percentage thereof. All proceeds of such action or proceeding brought by LICENSEE (if any) shall be shared between ACCUMED and LICENSEE pro rata in accordance with the Fee Percentage (i.e. ACCUMED shall receive the Fee Percentage of such proceeds and LICENSEE shall receive the remainder). If LICENSEE shall be permitted to bring an action pursuant to this Section, ACCUMED shall take such steps as are reasonably requested by LICENSEE to enable it to protect its licensee rights under the Patents and under the Technology against any such infringement or suspected infringement.

      5.3 INFRINGEMENT OF THIRD PARTY RIGHTS. If LICENSEE makes or incurs any out-of-pocket payments for settlements, damages, and/or royalties owing to third parties (exclusive of one-half of LICENSEE's court costs, attorneys' fees and other expenses of defense) as result of any claim by a third party that the Patents or Technology incorporated in any Licensed Products infringe or violate any third party patent, copyright, trademark, trade secret or other proprietary right, then LICENSEE may deduct an amount equal to such out-of-pocket payments from future Guaranteed License Issue Fees, Minimum Guaranteed Payments or Required Royalties as they become due under this Agreement. The foregoing remedy will be the exclusive remedy of LICENSEE for any third-party claim of infringement or misappropriation.


                                 SECTION 6

            CONFIDENTIALITY; NON-COMPETITION; NON-SOLICITATION

      6.1   CONFIDENTIALITY.

            (a) PROPRIETARY INFORMATION. Each party will exercise all reasonable precaution to retain in confidence and not disclose proprietary information relating to (i) the Patents (except to the extent that the Patents become issued patents) and the Technology, (ii) product designs, prototypes, schematics, trade secrets (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, bills of material, and technical data), and embodiments thereof (in whatever form or medium), (iii) information concerning unsuccessful tests and ideas and technologies which have not worked. as well as information concerning successful technologies, (iv) information concerning either party's and its affiliates' and subsidiaries' business plans, (v) information which either party compiles and maintains in databases for its affiliates' and subsidiaries' internal business purposes, (vi) information disclosed to either party in documents marked "confidential," (vii) any software, firmware, documents (including, without limitation, manuals, manuscripts, drawings, blueprints, schematics, engineering logbooks, and laboratory notebooks), and methodologies, and
(viii) other things and ideas which one party may disclose to the other party in connection with this Agreement or which one party may commission the other party to create, improve or develop, and any other information which a party is informed that the other party regards as confidential ("Proprietary Information"); provided however that, notwithstanding anything contained herein to the contrary, (a) such Proprietary Information shall only include such information (1) that each party actually treats as confidential and (2) with respect to which each party takes appropriate steps to safeguard from disclosure to others and (b) such Proprietary Information described in clauses (ii) through (viii) above shall only include such information which one party may disclose to and which is received by the other party,

            (b) NON-DISCLOSURE. Each party shall receive, develop and hold Proprietary Information in confidence and shall use its best efforts to preserve the confidentiality of such Proprietary Information consistent with the manner in which it protects its own most confidential business information. Disclosures of Proprietary Information to a party's personnel shall be limited to "designated employees" with a need to know same and made solely as necessary to enable them to exercise their employment or fiduciary duties. Each party shall require each of its designated employees to sign a confidentiality agreement prior to the time such individual is first allowed access to Proprietary Information.

            (c) REMEDIES. Each party acknowledges that its breach of the foregoing confidentiality obligations would cause the other party irreparable injury for which there would be no adequate remedy at law. Accordingly, each party agrees that if such breach or threatened breach is proved by the other party, the other party shall be entitled to appropriate injunctive relief and such other relief as the court deems equitable in the circumstances.

            (d) DURATION. The parties' confidentiality obligations under this Section shall remain in effect until the later of (i) two (2) years after the termination of this Agreement and (ii) so long as such information remains protectable as a trade secret under applicable law, even if dealings between LICENSEE and ACCUMED have ceased.

            (e) PUBLIC DOMAIN. This Section shall not restrict the rights of a party to disclose information that:

                  (i) is requested or consented to be disclosed by the owner thereof in writing;

                  (ii) is or becomes generally available to the public other than by breach of this Agreement or other obligation of confidentiality; or

                  (iii) one party is required by law to disclose provided, however, prior to any such disclosure, such party shall immediately notify the other party in writing if such party believes that there will be a legal requirement to disclose, to enable the other party to determine a more appropriate means of disclosure and so that the other party is provided the opportunity to contest such disclosure requirement through legal means.

      6.2   NON-COMPETITION.

            (a) LICENSEE COVENANT. LICENSEE shall not, anywhere in the world, without the prior written approval of ACCUMED, until the termination of this Agreement, engage, directly or indirectly, in ACCUMED's Protected Business, whether as a sole proprietor, partner, corporate officer, employee, director, shareholder, consultant, agent, independent contractor, trustee, or in any other manner by which LICENSEE could hold any beneficial interest in ACCUMED's Protected Business or could provide any service or product to ACCUMED's Protected Business. LICENSEE shall not, directly or indirectly, until the termination of this Agreement, without the prior written approval of ACCUMED, call upon, cause to be called upon, solicit or assist in the solicitation of, any customer or potential customer of ACCUMED for the purpose of diverting any existing or future business of such customers from ACCUMED's Protected Business. LICENSEE shall not engage in any disparagement, whether direct or indirect, through innuendo or otherwise, of ACCUMED or any of its employees, agents, officers, directors, shareholders or affiliates.

            (b) LICENSEE EXCEPTIONS. The restrictions of paragraph (a) of this Section 6.2 shall not apply to: (i) the SAMBA Transaction, (ii) LICENSEE's ownership of less than five percent (5%) of the outstanding stock of a publicly-traded corporation or a privately held limited partnership, limited liability company, or corporation engaged in ACCUMED's Protected Business, or (iii) LICENSEE's acquisition of a minority equity interest in a third party which is already engaged in ACCUMED's Protected Business and not an Affiliated Person at the time of such acquisition.

            (c) ACCUMED'S PROTECTED BUSINESS. "ACCUMED's Protected Business" means the design, development, manufacture, marketing, sale, or support of products or services that relat-1 to in vitro cytological and/or histological specimen and/or sample fixation, staining, labeling, processing, deposition, and/or analysis by any means and for any purpose, except (a) to the extent the foregoing takes place at the point-of-care and concurrent with a patient's physical examination, no restriction under this Section shall apply to LICENSEE and (b) to the extent the foregoing is not at the point-of-care and concurrent with a patient's physical examination, no restriction under this Section shall apply to LICENSEE so long as where
(1) any imaging or optical sensing is involved, it is made at a sensor resolution greater than 100 microns, (2) any processing, collection, analysis, or review of specimens or samples is involved, it is not based upon slides or slide based methods, and (3) any imaging or optical sensing is involved, it is not based upon microscopic imaging, morphological processing, or morphological analysis, and it is not nucleic acid (e.g.
DNA) probe-based. For the purposes of this definition, "concurrent" means an event taking place wholly within the same period as any given visit to a physician by a patient.

            (d) SAMBA TRANSACTION. "SAMBA Transaction" means an agreement or technology joint venture between LICENSEE and Unilog, S.A., a corporation organized under the laws of France ("Unilog"), with respect to Unilog's current SAMBA technology.

            (e) ACCUMED COVENANT . ACCUMED shall not, anywhere in the world, without the prior written approval of LICENSEE, until the termination of this Agreement, engage, directly or indirectly, in LICENSEE's Protected Business, whether as a sole proprietor, partner, corporate officer, employee, director, shareholder, consultant, agent, independent contractor, trustee, or in any other manner by which ACCUMED could hold any beneficial interest in LICENSEE's Protected Business or could provide any service or product to LICENSEE's Protected Business. ACCUMED shall not, directly or indirectly, until the termination of this Agreement, without the prior written approval of LICENSEE, call upon, cause to be called upon, solicit or assist in the solicitation of, any customer or potential customer of LICENSEE for the purpose of diverting any existing or future business of such customers from LICENSEE's Protected Business. ACCUMED shall not engage in any disparagement, whether direct or indirect, through innuendo or otherwise, of LICENSEE or any of its employees, agents, officers, directors, shareholders or affiliates.

            (f) ACCUMED EXCEPTIONS. The restrictions of paragraph (e) of this Section 6.2 shall not apply to: (i) ACCUMED's ownership of less than five percent (5%) of the outstanding stock of a publicly-traded corporation or a privately held limited partnership, limited liability company, or corporation engaged in LICENSEE's Protected Business or (ii) ACCUMED's acquisition of a minority equity interest in a third party which is already engaged in LICENSEE's Protected Business and not an Affiliated Person at the time of such acquisition.

            (g) LICENSEE'S PROTECTED BUSINESS. "LICENSEE's Protected Business" means (i) the design, development, manufacture, marketing, sale, or support of products or services that relate to in vivo analysis by any means and for any purpose or (ii) the design, development, manufacture, marketing, sale, or support of products or services that relate to in vitro cytological and/or histological specimen and/or sample fixation, staining, labeling, processing, deposition, and/or analysis: (A) concurrent with a patient's physical examination or (B) not concurrent with a patient's examination provided that if any processing of specimens or examples is involved, it is not based on slides. For the purposes of this definition, "concurrent" means an event taking place wholly within the same period as any given visit to a physician by a patient.

      6.3   NON-SOLICITATION.

          (a) LICENSEE COVENANT. LICENSEE shall not, directly or indirectly, until the termination of this Agreement, without the prior written approval of ACCUMED, employ, engage, or seek to employ or engage, directly or indirectly, any employee of ACCUMED.

          (b) LICENSEE EXCEPTIONS. The restrictions of paragraph (a) of this Section 6.3 shall not apply to LICENSEE's solicitation of. (i) an employee of ACCUMED who is not a party to a noncompetition agreement in favor of ACCUMED and (ii) Leonard Prange and Richard Domanik, Ph.D.; provided that LICENSEE shall not contact or communicate with Messrs. Prange or Domanik unless (A) such communications are carried out and done in a discrete and professional manner and well outside -the vicinity of ACCUMED's offices and in privacy from any employee, consultant, contractor, vendor or supplier of ACCUMED; (B) any persons communicating with Messrs. Prange or Domanik will strictly maintain the confidentiality of said communications; and (C) LICENSEE shall advise ACCUMED immediately concerning the nature and quality of the response of either Messrs. Prange or Domanik to any offers made by LICENSEE. Should either Messrs. Prange or Domanik accept employment with LICENSEE, LICENSEE shall give ACCUMED at least ninety (90) days prior notice thereof and for the ninety (90) day period ending after either Messrs. Prange or Domanik leave their employment with ACCUMED and accept employment with LICENSEE, ACCUMED shall be entitled to engaging the services of either such person (at rates not greater than LICENSEE's cost for the same services) in order to complete current projects of ACCUMED.

          (c) LICENSEE WARRANTY. LICENSEE represents and warrants to ACCUMED as of the date hereof the neither Messrs. Prange nor Domanik have accepted any offer of employment or other position with LICENSEE or any consulting or independent contractor opportunity with LICENSEE.

          (d) ACCUMED COVENANT. ACCUMED shall not, directly or indirectly, until the termination of this Agreement, without the prior written approval of LICENSEE, employ, engage, or seek to employ or engage, directly or indirectly, any employee of LICENSEE.

          (e) ACCUMED EXCEPTIONS. The restrictions of paragraph (d) of this Section 6.3 shall not apply to (i) ACCUMED's solicitation of an employee of LICENSEE who is not a party to a noncompetition agreement in favor of LICENSEE and (ii) Leonard Prange and Richard Domanik, Ph.D. if either shall become an employee of LICENSEE.


                                 SECTION 7

                 GENERAL RE, PRESENTATIONS AND WARRANTIES

      7.1 REPRESENTATIONS OF LICENSEE. LICENSEE hereby represents and warrants to ACCUMED, as of the date hereof, as follows:

            (a) LICENSEE: (i) is a limited liability company duly formed and validly existing under the laws of the State of Delaware; (ii) has the power and authority to own its property and to carry on its business as now conducted or as presently contemplated; and (iii) has the power and authority to execute, deliver and perform this Agreement.

            (b) The execution, delivery and performance by LICENSEE of this Agreement: (i) have been duly authorized by all requisite action on the part of LICENSEE, including any requisite approval of its managers and members; (ii) do not violate any provision of law, the articles of formation or operating agreement of LICENSEE, or any applicable order of any court or other governmental agency; (iii) do not breach of the terms of any agreement, document, or instrument to which Licensee is a party or which is binding upon LICENSEE or its property; and (iv) do not require the approval, consent, authorization or act of, or the making of any declaration, filing or registration with, any person or entity (other than such notifications or filings required under applicable state securities laws, if any, which shall be made by LICENSEE on a timely basis).

            (c) This Agreement constitutes a legal, valid and binding obligation of LICENSEE, enforceable against LICENSEE in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, reorganization, insolvency and similar laws affecting creditors' rights generally and to moratorium laws from time to time in effect and to the extent that such enforcement is subject to the principles of equity in a proceeding at law or in equity.

      7.2 REPRESENTATIONS OF ACCUMED. ACCUMED hereby represents and warrants to LICENSEE, as of the date hereof, as follows:

            (a) ACCUMED: (i) is a corporation duly organized and validly existing under the laws of the State of Delaware; (ii) has the power and authority to own its property and to carry on its business as now conducted or as presently contemplated; and (iii) has the power and authority to execute, deliver and perform this Agreement.

            (b) The execution, delivery and performance by ACCUMED of this Agreement: (i) have been duly authorized by all requisite corporate action on the part of ACCUMED, including any requisite approval of its board of directors; (ii) do not violate any provision of law, the certificate of incorporation of ACCUMED, or any applicable order of any court or other governmental agency; (iii) do not breach of the terms of any agreement, document, or instrument to which Licensee is a party or which is binding upon ACCUMED or its property; and (iv) do not, subject to LICENSEE's obligations under Section 10.2, require the approval, consent, authorization or act of, or the making of any declaration, filing or registration with, any person or entity (other than such notifications or filings required under applicable state securities laws, if any, which shall be made by ACCUMED on a timely basis).

            (c) This Agreement constitutes a legal, valid and binding obligation of ACCUMED, enforceable against ACCUMED in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, reorganization, insolvency and similar laws affecting creditors' rights generally and to moratorium laws from time to time in effect and to the extent that such enforcement is subject to the principles of equity in a proceeding at law or in equity.


                                 SECTION 8

                           DEFAULT AND REMEDIES

      8.1 TERMINATION DEFAULT. The occurrence of any of the following events shall constitute a "Termination Default" under this Agreement:

            (a) LICENSEE fails to pay to ACCUMED any of the Guaranteed License Issue Fee, the Guaranteed Minimum Payments, the Required Royalty, or any other royalty payments, interest, fees, or other amounts due and owing to ACCUMED and any such failure to pay shall continue for more than sixty (60) days after written notice thereof from ACCUMED to Licensee; or

            (b) the material breach by LICENSEE of any of the restrictive covenants of Sections 6.2 or 6.3 and such breach shall be determined by a court or arbitration body of competent jurisdiction.

      8.2 REMEDIES. If any Termination Default occurs, ACCUMED may elect, at its option, any or all of the following: (a) to terminate or suspend any or all of the licenses granted under this Agreement; or (b) convert any or all of the licenses granted under this Agreement to non-exclusive licenses. This Agreement and the licenses granted by ACCUMED to LICENSEE hereunder cannot be terminated for any default of any term or condition of this Agreement other than a Termination Default. If a default hereunder other than a Termination Default occurs, the non-defaulting or non-breaching party may not terminate this Agreement but may seek monetary damages or appropriate injunctive relief (other than termination of the licenses hereunder) from the defaulting or breaching party in a court or arbitration body of competent jurisdiction.

      8.3 CUMULATION. Each party shall have, in addition to any other rights and remedies contained in this Agreement or in the Related Party Agreements, all of the rights and remedies available under applicable laws, all of which rights and remedies shall be cumulative, and nonexclusive, to the extent permitted by law.

      8.4 EFFECTS OF WAIVER. The failure of either party to exercise any of its rights hereunder shall not constitute a waiver of any of such rights, or other rights or remedies available to that party hereunder or under applicable law.

      8.5 NO WAIVER. No delay or omission of either party to exercise any right under this Agreement or any Related Party Agreement shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of this Agreement or any of Related Party Agreement whatsoever shall be valid unless in a writing signed by that party and then only to the extent in such writing specifically set forth. All remedies contained in this Agreement, the Related Party Agreements or by law afforded shall be cumulative.


                                 SECTION 9

                           TERM AND TERMINATION

      9.1   TERM.  Unless earlier terminated by ACCUMED pursuant to Section
8.2 or by LICENSEE pursuant to Section 9.3, this Agreement and the licenses granted herein shall terminate upon the later of (a) twenty (20) years from the effective date hereof and (b) if any Patent shall issue, the expiration or termination of the last issued Patent, including any modifications, extensions, or reissues thereof.

      9.2 EFFECT OF PATENT INVALIDATION. If any Patents shall issue and, thereafter, if all Claims of all of the Patents should be finally determined to be invalid by a decision of a court of competent jurisdiction that is final beyond further right of appeal, then the rate of the Required Royalty shall be reduced from seven percent (7%) to six and one-half percent (6.5%). LICENSEE acknowledges that the licenses hereunder in the Technology independent of any issued and valid Patent are valuable and reasonable consideration for the Required Royalty and Minimum Guaranteed Payments. LICENSEE shall pay (subject to paragraph (b) of Section 5. 1,
Section 5.2, and Section 5.3) all Required Royalties (at the seven percent (7%) rate) due and payable before any such final determination of invalidity and during the pendency of any validity challenge, and LICENSEE is not entitled to any refund or credit for any past Minimum Guaranteed Payments, Required Royalties, or the Guaranteed License Issue Fee payments. LICENSEE shall pay all royalty payments accruing during the pendency of any challenge to the validity of any of the Patents.

      9.3 TERMINATION BY LICENSEE. LICENSEE shall not be entitled to terminate its obligations under this Agreement until the earlier to occur of (i) the fifth anniversary date of this Agreement and (ii) ACCUMED's receipt of Minimum Guaranteed Payments in an aggregate amount of at least Five Million Dollars ($5,000,000) (the period from and after the date of execution of this Agreement and ending upon the earlier event described in the immediately preceding sentence is the "Non-Cancellation Period"). After the commencement of the Non-Cancellation Period, LICENSEE may, at its election, (x) if LICENSEE shall have notified ACCUMED after the Non-Cancellation Period that in LICENSEE's reasonable determination the commercial exploitation of the Licensed Product is not commercially viable, terminate the exclusivity of the licenses granted hereunder upon thirty
(30) days' written notice to ACCUMED or (y) terminate this Agreement. If LICENSEE shall elect to terminate the exclusivity in accordance with clause
(x) above, then LICENSEE's obligation to pay the Minimum Guaranteed Payments shall terminate immediately; provided, however, that LICENSEE shall continue to be obligated to make payments to ACCUMED of any Required Royalties. LICENSEE shall pay all Minimum Guaranteed Payments due and payable before any such election to terminate the exclusivity in accordance with clause (x) above and LICENSEE is not entitled to any refund or credit for any past Minimum Guaranteed Payments, Required Royalties, or the Guaranteed License Issue Fee payments.

      9.4 EFFECT OF TERMINATION. Upon any termination of this Agreement becoming effective, LICENSEE shall be relieved of all duties and obligations, except that LICENSEE shall in any event be obligated to pay to ACCUMED (i) royalties and interest accrued and unpaid up to that time and royalties and interest subsequently due on Licensed Products used, sold, leased or rented for use in connection with the rights granted under this license prior to termination becoming effective and (ii) the Guaranteed License Issue Fee (if not already paid) and the Minimum Guaranteed Payments and any unpaid Required Royalties accrued and unpaid as of the time of such termination. LICENSEE shall under no circumstances be entitled to a return of monies theretofore paid or to anabatement of royalties and interest accrued and unpaid on the effective date of termination, including royalties and interest on Licensed Products used, rented or sold in connection with the rights granted under this license prior to the effective date of termination. If this Agreement shall terminate, then LICENSEE shall, upon request of ACCUMED, promptly return to ACCUMED (or, at ACCUMED's discretion, destroy and certify to ACCUMED the destruction of) the originals and all copies of any and all materials in its possession or under its control to the extent they are Copyrighted Works. Upon any election by LICENSEE in accordance with this Agreement to convert the licenses hereunder to non-exclusive licenses, then LICENSEE shall, upon request of ACCUMED, promptly return to ACCUMED copies of any and all materials and documents in its possession or under its control to the extent, these materials relate in any manner to the Licensed Product.

      9.5 SURVIVAL OF CERTAIN TERMS. Notwithstanding the termination of this Agreement as provided above, Sections 2.5, 5.3, 6.1, 8.1, 8.2, 8.3, 8.4, 8.5, 9.1, 9.2, 9.3, 9.4, 9.5, 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 10,
10.7, 10.8 10.9, and 10. 10 shall survive the termination of this Agreement. All representations, warranties, indemnities and covenants contained in this Agreement shall continue in full force and effect and shall survive notwithstanding the final payments of all amounts due hereunder or the termination of this Agreement in any manner whatsoever.


                                SECTION 10

                         MISCELLANEOUS PROVISIONS

      10.1 NON-USE OF NAMES. Neither party grants to the other party and each party agrees that it will not use any trademarks or service marks of the other party, whether registered or common law, nor make reference to the Patents or the Licensed Product under which this license is granted in a disparaging manner in any advertising, promotional, or sales literature. This provision is not intended to prevent lawful comparative advertising, but to protect each party's good name and goodwill.

      10.2 GOVERNMENT AUTHORIZATION. LICENSEE assumes the obligation at all times, and at its own expense, of complying with all laws, requirements, and regulations of the government of the Territory affecting or relating to this Agreement or the Licensed Product.

      10.3  LIMITATION OF LIABILITY AND WARRANTIES; INDEMNIFICATION.

            (a) (a) ACCUMED DISCLAIMS ANY WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, FOR ANY INFORMATION OR THE RESULTS OF USING ANY INTELLECTUAL PROPERTY LICENSED UNDER THIS AGREEMENT WITH RESPECT TO LICENSEE OR ANY PURCHASER OF LICENSED PRODUCTS, OR (EXCEPT AS EXPRESSLY PROVIDED IN SECTION 5.3) INTELLECTUAL PROPERTY INFRINGEMENT RELATED IN ANY WAY TO THIS AGREEMENT.

            (b) Notwithstanding anything to the contrary contained herein, no party shall, under any circumstances, be liable to any other party for consequential, incidental, or special damages of the other party, including but not limited to, lost profits, even if such party has been apprised of the likelihood of such damages.

            (c) LICENSEE shall fully protect, indemnify and hold harmless ACCUMED and its subsidiaries, affiliates and their officers, directors, and employees from and against any and all costs, expenses, liabilities, or claims of whatsoever nature or kind of any injury or damage, including, without limitation, consequential damages, to third persons or property of third persons, based upon or arising directly out of or resulting directly from:

                  (i) Any breach by LICENSEE of any of its obligations or covenants contained herein;

                  (ii) LICENSEE's or its agent's manufacture, use, servicing, maintenance, or sales of the Licensed Products, or parts thereof,

                  (iii) Any claims alleging product liability, false or misleading advertising, disease or death of any person, negligence or other tortious acts or omissions based on the design and application of the Licensed Products; or

                  (iv) Any claims for LICENSEE's negligent or willful acts or omissions.

            (d) If LICENSEE or any of its customers, distributors, agents, or dealers is charged with or sued for infringement of any patent by reason of having manufactured, used, offered to sell, or sold any of the Licensed Products within the scope of this Agreement herein granted, LICENSEE shall have the sole responsibility for the investigation of each such charge or suit of infringement, the defense of each such charge or suit, and the settlement of each charge or suit.

            (e) From and after the date of any first Sale of any Licensed Product and during the term of this Agreement, LICENSEE shall maintain at its own expense comprehensive general liability insurance for claims for damages arising from bodily injury (including death) and property damages caused by, or arising out of, acts or omissions of its employees and shall name ACCUMED as an additional insured thereon. The minimum limits of such insurance will be $ 1,000,000 per individual; $ 2,000,000 per accident involving bodily injury; and $ 1,000,000 per accident involving property damage. Maintenance of such insurance coverage shall not relieve LICENSEE of any responsibility under this Agreement for damages in excess of such insurance limits. LICENSEE shall name ACCUMED as an additional insured on its general commercial liability insurance policies, and LICENSEE shall furnish or cause to be furnished to ACCUMED a certificate of such insurance promptly upon request by ACCUMED. Any such insurance policy shall provide that the insurer shall give ACCUMED at least thirty days prior written notice of any impending cancellation, nonrenewal, expiration, or reduction in coverage of the insurance.

      10.4 ENTIRE AGREEMENT. This Agreement, together with the Schedules incorporated by reference herein, constitutes the entire agreement between ACCUMED and LICENSEE relating to the subject matter hereof There are no terms, obligations, covenants, representations, statements, or conditions other than those contained herein. No variation or modification of this Agreement or waiver of any of the terms or provisions hereof shall be deemed valid unless made in a writing signed by all parties hereto.

      10.5 NOTICES. All notices and other communications required or desired to be served, given, or delivered hereunder shall be made in writing or by a telecommunications device capable of creating a written record and shall be addressed if to ACCUMED, at

            900 North Franklin Street
            Suite 401
            Chicago, Illinois 60610
            Attention: Paul F. Lavallee,
            to the party to be notified as follows:
            Chairman, President, and Chief Executive Officer
            Telephone Number: (312) 642-9200
            Telecopy Number: (312) 642-3 101

      if to LICENSEE, at
            InPath, LLC
            900 North Franklin Street
            Suite 210
            Chicago, Illinois, 60610
            Attention: Peter P. Gombrich, Chairman and CEO
            Telephone Number: (312) 640-8810
            Telecopy Number: (312) 640-1994

or, as to each party, at such other address as designated by such party in a written notice to the other party. Notices shall be deemed to have been duly given (i) if delivered personally or otherwise actually received, (ii) if sent by overnight delivery service, (iii) if mailed by first class United States mail, postage prepaid, registered or certified, with return receipt requested, or (iv) if sent by telecopy. Notice mailed as provided in clause (iii) above shall be effective upon the expiration of three (3) business days after its deposit in the United States mail and notice sent as provided in clause (iv) above shall be effective upon transmission. Notice given in any other manner described in this paragraph shall be effective upon receipt by the addressee thereof-, provided, however , that if any notice is tendered to an addressee and delivery thereof is refused by such addressee, such notice shall be effective upon such tender.

      10.6 HEADINGS. The headings appearing at the beginning of the numbered articles and sections hereof have been inserted for convenience only and do not constitute any part of this Agreement.

      10.7 INVALID SECTIONS. Should any one section, or portion thereof, of this Agreement be held invalid or invalidated by reason of any law, statute or regulation existing now or in the future in any jurisdiction by any court of competent jurisdiction or by a legally enforceable directive of any governmental body, such section or portion thereof shall be validly reformed so as to approximate the intent of the parties as nearly as possible, and, if unenforceable, shall be divisible and deleted in such jurisdiction; and otherwise this Agreement shall not be affected.

      10.8 SUCCESSION. This Agreement shall be binding upon and inure to the benefit of LICENSEE and its successors and assignees permitted hereunder and ACCUMED and its successors and assignees permitted hereunder. LICENSEE shall not assign this Agreement, except in a sale of substantially all of the assets or equity shares of LICENSEE, to, or through a merger of LICENSEE into, another entity which agrees in writing to be bound by this Agreement. ACCUMED shall not assign this Agreement, except in a sale of substantially all of the assets or equity shares of ACCUMED to, or through a merger of ACCUMED into, another entity which agrees in writing to be bound by this Agreement.

      10.9 GOVERNING LAW, JURISDICTION. This Agreement shall be considered as having been made in the United States of America and shall be construed and the respective rights of the parties determined in accordance with the laws of the State of Illinois. Each party hereto agrees that any legal action or proceeding arising hereunder shall be brought either in federal or state courts located in Cook County, Illinois and irrevocably submit themselves to the jurisdiction of those courts.

10.10 INDEPENDENT CONTRACTORS. Each party hereto acknowledges that it is and will be an independent contractor and under no circumstances shall such be considered an agent, employee, partner or joint venturer of or with any other party hereto. No authority or right is granted to any party to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of any other party.

      -<Signature Page Immediately Follows>

      <Signature Page to Patent and Technology License Agreement>



      IN WITNESS WBEREOF, the parties hereto have caused this Patent and Technology License Agreement to be executed as of the day and year first above written.

ACCUMED INTERNATIONAL, INC.

By:         /s/ Paul F. Lavallee
            -----------------------------

Name:       Paul F. Lavallee
            -----------------------------

Title:      CEO
            -----------------------------



INPATH, LLC

By:         /s/ Peter P. Gombrich
            -----------------------------
Name:       Peter P. Gombrich
            -----------------------------
Title:      CEO
            -----------------------------